EXHIBIT 2.1

                          STOCK EXCHANGE AGREEMENT


     THIS AGREEMENT is made this 10th day of July, 2002, by and between THE MAJESTIC COMPANIES, LTD., a Nevada corporation having its principal office in San Diego, California ("Majestic"), and FREEDOM OIL & GAS, INC., a Nevada corporation having its principal office located in Tarrant County, Texas ("Freedom").
     WHEREAS, Majestic has an authorized capital of 13,333,333 shares of common stock, par value $0.001 per share (the "Majestic Common Stock"), and 10,000,000 shares of series A preferred stock, par value $0.001 per share (the "Majestic Preferred Stock"); and

     WHEREAS, the Majestic Preferred Stock has conversion rights allowing for the conversion of one share of the Majestic Preferred Stock into five shares of the Majestic Common Stock (the "Majestic Preferred Stock Conversion Rights"); and

     WHEREAS, Freedom has an authorized capital of 450,000,000 shares of common stock, par value $0.001 per share (the "Freedom Common Stock"), and 50,000,000 shares of preferred stock, par value $0.001 per share; and

     WHEREAS, the parties desire to exchange shares of their capital stock as hereinafter provided;

     NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, the parties hereto do hereby agree as follows:

     1. Exchange of Shares. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Freedom does hereby issue to Majestic 15,000,000 shares of the Freedom Common Stock, which represents one hundred percent (100%) of outstanding Freedom Common Stock in exchange for the issuance by Majestic to Freedom of 10,000,000 shares of the Majestic Preferred Stock.

     2. Representations and Warranties of Majestic. Majestic represents and warrants that the Majestic Preferred Stock Conversion Rights are still in full force and effect.

     3. Representations and Warranties of Freedom. Freedom represents and warrants that it holds clear title to all of its assets free and clear of all liens and encumbrances all as more fully described in Exhibit A attached hereto and incorporated herein by reference for all purposes.

     4. Benefit. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     5. Invalidity. In the event any one or more of the provisions contained in this Agreement or in any instrument referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement or any such other instrument.

     6. No Third-Party Beneficiary. Any agreement to pay an amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the undersigned parties and their respective successors and permitted assigns (as herein expressly permitted), and such agreements and assumptions shall not inure to the benefit of the obligees or any other party, whomsoever, it being the intention of the parties hereto that no one shall be or be deemed to be a third-party beneficiary of this Agreement.

     7. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8. Perfection of Title. The parties hereto shall do all other acts and things that may be reasonably necessary or proper, fully or more fully, to evidence, complete or perfect this Agreement, and to carry out the intent of this Agreement.

     9. Entire Agreement. This instrument contains the entire Agreement of the parties and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

       THE MAJESTIC COMPANIES, LTD.



       By       /S/  Francis A. Zubrowski
       Francis A. Zubrowski, Chairman and
       Chief Executive Officer


       FREEDOM OIL & GAS, INC.



       By     /S/ J. David Gowdy
       J. David Gowdy, Chief Executive Officer


Attachment:
Exhibit A - Description of Assets of Freedom Oil & Gas, Inc.






                                   Exhibit "A"

                           To Stock Exchange Agreement
                                     Between
               Majestic Companies, Ltd. And Freedom Oil & Gas, Inc.

     1.       Sanpete Prospect

     Under an Agreement dated July 10, 2002 (the "Agreement"), Freedom Oil & Gas, Inc. ("Freedom") has been granted all of the rights of Hewitt Energy Group, Inc. ("HEG") under the Farmout Agreement dated July 1, 2002 by and among HEG, Cimarron Operating Company, LLC and Paradise Energy, LLC (the "Farmout Agreement"). HEG has granted to Freedom all of HEG's rights under the Farmout Agreement with respect to all of the Subject Lands (as defined in the Farmout Agreement) with the exception of the Subject Lands located in [] Sanpete County, Utah, covering approximately 33,280 gross acres under lease. Freedom has assumed all of HEG's obligations specified in the Farmout Agreement, which includes the drilling of the Silver Creek Well (approximately 3,200' test well) within 12 months of July 1, 2002, and the Pete's Canyon Well (approximately 5,000 - 8,000' test well) within 18 months of July 1, 2002. Freedom has agreed to timely exercise by performance all options and to further perform all other duties of HEG as Operator under the Farmout Agreement.

     The Sanpete Prospect has an 80.0% of 8/8 NRI, and Freedom will receive a 75% Working Interest which it will earn in all the acreage to the respective depths tested by each test well.

     2.       Liberty Prospect

     Under the terms of the Agreement, Freedom has been granted certain of HEG's rights under the Letter Agreement dated March 6, 2002 between HEG and Mountain Home Petroleum, Inc (the "Letter Agreement"). HEG has granted to Freedom, HEG's rights under the Letter Agreement to a farm-out of the Winn lease insofar as it relates to the drill site for the initial well on the Liberty Prospect (the "Liberty #1") in [] Juab County, Utah. Freedom is obligated to drill the Liberty #1 within 12 months of July 1, 2002 to a depth to test the Navajo Sandstone or approximately 3,800'. Freedom has assumed all of HEG's obligations specified in the Letter Agreement relating to the Liberty #1. The Winn Lease covers approximately 360 gross acres.

     The Liberty Prospect has an 80.0% of 8/8 NRI. Freedom will receive a 75.0% Working Interest before Payout with the obligation to "carry" MHP for a 25% Working Interest (based on an 80% of 8/8ths NRI). At such time as Freedom has recovered from its share of the net proceeds of production from the Liberty #1 Well an amount equal to five times (5X) its costs for drilling, completing and operating the Liberty #1, after deducting all payments for leasehold and overriding royalties, but not taxes attributable to such production ("Payout" as more specifically defined in the JOA described below), MHP shall "back in" for an additional 25% Working Interest, for a total of a 50% Working Interest (based on an 80% of 8/8ths NRI) and HEG will "back in" for a 25% Working Interest (based on an 80% of 8/8ths NRI).

     Freedom has also been granted a right to participate on a "heads up" basis for up to a 25% Working Interest (based on an 80% of 8/8ths NRI) in a second well on the Liberty Prospect (the "Liberty #2") in [] Juab County, Utah, to be drilled within on or before February 1, 2004, to a depth sufficient to test the Navajo Sandstone, or approximately 7,000'.

     3.       El Grande Prospect

     HEG has delivered well files and has granted to Freedom the right to negotiate, and Freedom has agreed to use its best efforts, to acquire the El Grande Prospect from a third party, comprising approximately 9,349 gross acres in Arkansas. If Freedom is successful in acquiring the El Grande Prospect on terms mutually agreeable to Freedom and HEG, Freedom shall recomplete the Edgmond # 1 Well in [] AK, on or before on or before Oct. 1, 2002, to a depth sufficient to test the Penters Zone or approximately 6,500'. Freedom will also drill the Edgmond # 2, on or before March 1, 2003, to test the Arbuckle formation or to a depth of not more than 8,700'.

     It is anticipated that Freedom will own 100.0% Working Interest in this prospect and Freedom will assign to HEG a 25% Working Interest (based on an 80% of 8/8ths NRI) in all remaining wells, oil and gas leases and lands in the El Grande Prospect outside the drill-sites for the Edgmond #1 and Edgmond #2 Wells.